Exhibit 3
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of ESS Tech, Inc., a Delaware corporation, and that this Joint Filing Agreement shall be included as an exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.
IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement on the 13 day of July, 2023.

Craig Evans
By:	/s/ Craig Evans
Name:	Craig Evans

Dr. Julia Song
By:	/s/ Dr. Julia Song
Name:	Dr. Julia Song